Exhibit 99.1

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

For Immediate Release

Wednesday, December 14, 2005

APOGEE ENTERPRISES 3rd QUARTER EPS INCREASES;

APOGEE INCREASES GUIDANCE FOR FISCAL 2006 TO REFLECT ONE-TIME ITEM

MINNEAPOLIS, MN (December 14, 2005) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2006 third quarter earnings. Apogee develops and delivers value-added glass products and services for the architectural, large-scale optical and automotive industries.

THIRD QUARTER HIGHLIGHTS

•	Earnings from continuing operations were $0.32 per share, versus $0.20 per share a year earlier.

•	Current-quarter earnings include a $0.07 per share net tax benefit resulting from the resolution of certain tax matters.

•	Excluding the tax benefit, earnings were $0.25 per share, up 25 percent from the prior-year period earnings of $0.20 per share.

•	Operating margin was 5.3 percent, relatively flat compared to 5.4 percent in the prior-year period.

•	Revenues from continuing operations of $177.4 million were up 13 percent versus the prior-year period.

•	Architectural segment revenues were up 13 percent, and operating income increased 11 percent versus the prior-year period.

•	Architectural backlog grew 49 percent to $316.6 million, compared to the prior-year period.

•	Large-scale optical segment revenues increased 15 percent, while operating income increased 10 percent versus the prior-year period.

•	Increased full-year guidance from $0.74 to $0.80 per share, to $0.81 to $0.87 per share to reflect the net tax benefit of $0.07 per share in the current quarter.

Commentary

“Continuing our momentum, we have completed another solid quarter. We met our expectations for growth in both revenues and earnings,” said Russell Huffer, Apogee chairman and chief executive officer. “We remain optimistic about our outlook for the remainder of the year.

- MORE -

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

“In the third quarter, our architectural segment continued to grow revenues as it gained market share, while our picture framing business is successfully converting customers to higher value-added products,” he said.

SEGMENT AND OPERATING HIGHLIGHTS

Architectural Products and Services

•	Revenues of $146.9 million were up 13 percent over the prior-year period. The greatest sales increases were in the two largest architectural segment businesses – installation and glass fabrication.

•	Operating income was $5.8 million, up 11 percent from a year ago.

•	Operating margin of 4.0 percent increased from the first-half margin of 2.7 percent, as expected, and was flat compared to the prior-year period operating margin of 4.0 percent.

•	Segment backlog was $316.6 million, compared to a backlog of $212.5 million in the prior-year period and $276.5 million at the end of the second quarter. The majority of the growth in the backlog from the second quarter is work scheduled for late fiscal 2007 and early fiscal 2008.

Large-Scale Optical Technologies

•	Revenues of $21.7 million were up 15 percent over the prior-year period. Sales of higher value-added picture framing and framed art products continue to grow.

•	Operating income was $3.6 million, up 10 percent from the prior-year period. Contributing to increased earnings were the ongoing conversion of the custom framing market to value-added glass, and improved results from the remaining consumer electronics products.

•	Operating margin in the third quarter was 16.6 percent, versus 17.4 percent the prior-year period. The first half of the current year had an unusually high value-added product mix, offsetting a portion of the traditionally stronger second half business.

Automotive Replacement Glass and Services

•	Revenues of $8.9 million increased 11 percent compared to the prior-year period.

•	Operating income was slightly positive at $0.5 million, as expected, compared to $0.6 million in the prior-year period.

Equity in Affiliates

•	Earnings were $1.1 million from investment in PPG Auto Glass, LLC, as expected. This compares to a loss of $0.1 million in the prior-year period. Volume, pricing and operations continue to improve.

Financial Condition

•	Long-term debt was $44.0 million at the end of the third quarter, compared to $39.0 million at the end of the second quarter and $35.2 million at the end of fiscal 2005.

•	Long-term debt-to-total-capital ratio was 18.5 percent.
•	Non-cash working capital (current assets, excluding cash, less current liabilities) was $73.7 million, compared to $68.2 million in the second quarter and $61.6 million at the end of fiscal 2005.

•	Year-to-date depreciation and amortization were $13.5 million, up 1 percent compared to the prior-year period.

- MORE -

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

•	Capital expenditures were $22.0 million year-to-date, including investments in architectural glass capacity expansions. This compares to capital expenditures of $14.5 million in the same prior-year period.

•	Current-quarter earnings include a $0.07 per share net tax benefit, resulting from the resolution of certain tax matters, including completion of various audits and reviews by taxing authorities.

•	Stock repurchases totaled $2.4 million, or 148,500 shares, in the quarter.

OUTLOOK

“We have increased our fiscal 2006 guidance to $0.81 to $0.87 per share to reflect the net tax benefits, and management is focused on delivering results in the top half of this range,” Huffer said. “We are encouraged by our performance to date and improving market conditions. The timing of project flow in the fourth quarter could impact our performance within the guidance range.

“We have slightly increased our revenue outlook to growth of 10 to 12 percent for the current year,” he added.

“In the fourth quarter, we are anticipating a stronger operating performance from our architectural segment, which continues to build momentum,” said Huffer. “Markets are strengthening, we’re seeing pricing increases in our architectural glass business, and project mix is improving in both our installation and architectural glass operations with the flow of our backlog. The strength of our backlog is also very encouraging, with a solid fourth quarter position and a good base of business going into next year.

“Our full-year outlook for the architectural segment includes slightly stronger revenue growth than previously expected and somewhat lower full-year margins than prior guidance. The margin change results from the carryover effect of unplanned equipment downtime and startup of new equipment earlier in the year,” he said.

“In our large-scale optical segment, we are anticipating stronger full year sales versus the prior year, driven by growth in the first half,” he said. “We expect that our auto glass manufacturing business will meet guidance of break-even performance for the year, while generating cash.

“We are excited about our prospects for the current year, as our strategic initiatives deliver results and our architectural markets strengthen,” said Huffer.

The following statements are based on current expectations for fiscal 2006. These statements are forward-looking, and actual results may differ materially.

•	Overall revenues for the year are expected to increase 10 to 12 percent (prior guidance was 9 to 11 percent).

•	Architectural segment revenues are expected to increase 11 to 13 percent for the year (prior guidance was 10 to 12 percent).

•	Growth is expected due to market improvement and share gain through success of growth initiatives.

•	Large-scale optical segment revenues are expected to be up 10 to 12 percent, with growth in picture framing glazing and framed art products continuing to be somewhat offset by the shift away from certain consumer electronics products.

•	Sales of value-added picture framing products are expected to again grow more than 20 percent.

- MORE -

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

•	Auto glass segment revenues are expected to be approximately 4 percent lower than in fiscal 2005.

•	Annual gross margins are expected to be flat to slightly up from the prior year as operational improvements and cost reductions are somewhat offset by higher costs for wages, materials, utilities and freight.

•	Expected annual operating margins by segment are: architectural, 3.4 to 3.6 percent (prior guidance was 3.6 to 4.0 percent), down slightly as a result of the carryover effect of unplanned equipment downtime and startup of new equipment earlier in the year; large-scale optical, approximately 16 percent (prior guidance was 15 percent), up slightly with the focus on making products more affordable for consumers; and auto glass, breakeven or slightly better, a decrease due to competitive market dynamics.

•	Selling, general and administrative expenses as a percent of sales are projected to be slightly higher than 14 percent.

•	Equity in affiliates, which reflects Apogee’s portion of the results of the PPG Auto Glass joint venture, is expected to report earnings of more than $2 million due to increased volume and operational improvements.

•	Capital expenditures are projected to be approximately $30 million.

•	Depreciation and amortization are estimated at $18 to $19 million for the year (prior guidance was $19 to $20 million).

•	Debt is expected to be approximately $45 to $50 million at year end (prior guidance was $45 million).

•	The effective tax rate for the full year is anticipated to be 27 to 28 percent (prior guidance was 34 percent), including the effect of the third quarter net benefit.

•	Earnings per share from continuing operations are expected to range from $0.81 to $0.87.

The discussion above, including all statements in the Outlook section, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: Operational risks within (A) the Architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen delays in project timing and work flow; ii) economic conditions and the cyclical nature of the North American commercial construction industry; iii) product performance, reliability or quality problems that could delay payments, increase costs, impact orders or lead to litigation; iv) the segment’s ability to fully utilize production capacity; v) integration of the AWallS acquisition in a timely and cost-efficient manner; vi) production ramp-up of the Viracon capacity expansion in Georgia in a timely and cost-efficient manner; and vii) construction and ramp-up to full production of the announced third Viracon plant in a timely and cost-efficient manner; (B) the Large-Scale Optical segment: i) markets that are impacted by consumer confidence and trends; ii) dependence on a relatively small number of customers; iii) changing market conditions, including unfavorable shift in product mix; and iv) ability to utilize manufacturing facilities; and (C) the Auto Glass segment: i) transition of markets served as Viracon/Curvlite focuses on selling to aftermarket manufacturers following the end of its long-term supply agreement with PPG Industries in the second quarter of fiscal 2006; ii) changes in market dynamics; iii) market seasonality; iv) highly competitive, fairly mature industry; and v) performance of the PPG Auto Glass, LLC joint venture. Additional factors include: i) revenue and operating results that are volatile; ii) the possibility of a material product liability event; iii) the costs of compliance with governmental regulations relating to hazardous substances; iv)

- MORE -

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

management of discontinued operations exiting activities; and v) foreign currency risk related to discontinued operations. The company cautions readers that actual future results could differ materially from those described in the forward-looking statements. The company wishes to caution investors that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Exhibit 99.1 to the company’s Annual Report on Form 10-K for the fiscal year ended February 26, 2005.

TELECONFERENCE AND SIMULTANEOUS WEBCAST

Analysts, investors and media are invited to listen to Apogee’s live teleconference or webcast at 10 a.m. Central Time tomorrow, December 15. To participate in the teleconference, call 1-800-901-5247 toll free or 617-786-4501 international, access code 25387860. The replay will be available from noon Central Time on Thursday, December 15, through midnight Central Time on Thursday, December 22 by calling 1-888-286-8010 toll free, access code 89880518. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

Apogee Enterprises, Inc., headquartered in Minneapolis, is a world leader in technologies involving the design and development of value-added glass products and services. The company is organized in three segments:

•	Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

•	Large-scale optical technologies segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom framing and pre-framed art markets, and a producer of optical thin film coatings for consumer electronics displays.

•	Automotive replacement glass and services segment consists of Viracon/Curvlite, a U.S. fabricator of aftermarket foreign and domestic car windshields.

(Tables follow)

- MORE -

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Income

(Unaudited)

Dollar amounts in thousands, except for per share amounts	Thirteen Weeks Ended November 26, 2005	Thirteen Weeks Ended November 27, 2004	% Change	Thirty-nine Weeks Ended November 26, 2005	Thirty-nine Weeks Ended November 27, 2004	% Change
Net sales	$177,420	$157,146	13%	$515,281	$454,004	13%
Cost of goods sold	143,489	127,034	13%	419,453	369,934	13%

Gross profit	33,931	30,112	13%	95,828	84,070	14%
Selling, general and administrative expenses	24,537	21,648	13%	72,580	64,378	13%

Operating income	9,394	8,464	11%	23,248	19,692	18%
Interest income	197	348	-43%	590	1,886	-69%
Interest expense	624	872	-28%	1,807	2,647	-32%
Other (expense) income, net	(19)	232	N/M	21	195	-89%
Equity in (loss) income of affiliated companies	1,124	(82)	N/M	2,570	(548)	N/M

Earnings from continuing operations before income taxes and other items below	10,072	8,090	24%	24,622	18,578	33%
Income taxes	1,099	2,533	-57%	6,200	5,611	10%

Earnings from continuing operations	8,973	5,557	61%	18,422	12,967	42%
Earnings from discontinued operations	—	—	—	—	67	-100%

Net earnings	$8,973	$5,557	61%	$18,422	$13,034	41%

Net earnings per share - basic	$0.33	$0.21	57%	$0.67	$0.48	40%
Average common shares outstanding	27,388,701	27,031,979	1%	27,420,317	27,067,473	1%

Net earnings per share - diluted	$0.32	$0.20	60%	$0.66	$0.47	40%
Average common and common equivalent shares outstanding	28,136,534	27,781,223	1%	27,968,108	27,732,936	1%

Cash dividends per common share	$0.0650	$0.0625	4%	$0.1900	$0.1825	4%

Business Segments Information
(Unaudited)

	Thirteen Weeks Ended November 26, 2005	Thirteen Weeks Ended November 27, 2004	% Change	Thirty-nine Weeks Ended November 26, 2005	Thirty-nine Weeks Ended November 27, 2004	% Change
Sales
Architectural	$146,916	$130,329	13%	$423,084	$373,090	13%
Large-Scale Optical	21,660	18,814	15%	66,759	55,069	21%
Auto Glass	8,876	8,021	11%	25,596	25,885	-1%
Eliminations	(32)	(18)	-78%	(158)	(40)	-295%

Total	$177,420	$157,146	13%	$515,281	$454,004	13%

Operating income (loss)
Architectural	$5,833	$5,251	11%	$13,364	$13,058	2%
Large-Scale Optical	3,596	3,280	10%	11,702	5,530	112%
Auto Glass	496	584	-15%	14	2,963	-100%
Corporate and other	(531)	(651)	18%	(1,832)	(1,859)	1%

Total	$9,394	$8,464	11%	$23,248	$19,692	18%

Consolidated Condensed Balance Sheets

(Unaudited)

	November 26, 2005	February 26, 2005
Assets
Current assets	$198,994	$187,106
Net property, plant and equipment	109,551	100,539
Other assets	83,137	80,820

Total assets	$391,682	$368,465

Liabilities and shareholders’ equity
Current liabilities	$121,524	$119,492
Long-term debt	44,000	35,150
Other liabilities	32,454	35,743
Shareholders’ equity	193,704	178,080

Total liabilities and shareholders’ equity	$391,682	$368,465

N/M = Not meaningful

- MORE -

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Statement of Cash Flows

(Unaudited)

Dollar amounts in thousands	Thirty-nine Weeks Ended November 26, 2005	Thirty-nine Weeks Ended November 27, 2004
Net earnings	$18,422	$13,034
Net (income) loss from discontinued operations	—	(67)
Depreciation and amortization	13,526	13,415
Equity in (income) loss of affiliated companies	(2,570)	548
Other, net	(994)	(1,888)
Changes in operating assets and liabilities	(11,268)	(3,250)

Net cash provided by operating activities	17,116	21,792

Capital expenditures and acquisition of intangible assets	(22,494)	(14,515)
Proceeds on sale of property	369	4,450
Net (purchases) sales of marketable securities	(794)	796
Other investing activities	—	(12)

Net cash used in investing activities	(22,919)	(9,281)

Proceeds from (payments on) long-term debt and revolving credit agreement	8,700	(4,658)
Proceeds from issuance of common stock, net of cancellations	2,888	792
Repurchase and retirement of common stock	(2,397)	(1,909)
Dividends paid	(5,282)	(4,988)
Other, net	(350)	—

Net cash provided by (used in) financing activities	3,559	(10,763)

(Decrease) increase in cash and cash equivalents	(2,244)	1,748
Cash and cash equivalents at beginning of year	5,967	7,822

Cash and cash equivalents at end of period	3,723	$9,570

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com